Exhibit 10.3

HAWAIIAN HOLDINGS, INC.

3375 Koapaka Street, Suite G-350

Honolulu, HI   96819

November 15, 2012

Mark Dunkerley

Hawaiian Airlines, Inc.

Dear Mark:

Pursuant to the Hawaiian Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors (the “Committee”) hereby grants to you a performance-based restricted stock unit (the “2012 Type B RSU Award) covering a target of 88,184 shares of Common Stock, par value $0.01, (the “Target Award”) with a maximum payout of 132,276 shares of Common Stock, par value $0.01 (the “Maximum Award”), subject to the conditions described in this letter and in your amended and restated employment agreement of even date herewith (the “Employment Agreement”).

The shares subject to this restricted stock unit are not actual shares of Common Stock, but a promise to deliver actual shares in the future and are credited to an unfunded bookkeeping account maintained by the Company.  This 2012 Type B RSU Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference.  This 2012 Type B RSU Award is also subject to the terms and conditions of the Employment Agreement, which are incorporated herein by reference.  Unless otherwise indicated, all capitalized terms used herein have the meanings set forth herein or in the Plan or Employment Agreement, as applicable.

Subject to your continued employment with the Company, including its Subsidiaries, this Type B RSU Award shall vest, if at all, as to two-thirds of the covered shares (rounded up to the nearest whole share) on the November 15, 2014 and as to the final one-third of the covered shares on November 15, 2015.  None of the shares subject to this Type B RSU Award shall be delivered to you unless the 2012 Type A Restricted Stock Unit Performance Metric (as defined in the Employment Agreement) has been achieved prior to the date of the first regularly scheduled Committee meeting following November 15, 2015 (but in no event later than sixty (60) days thereafter) (the “Post-Performance Period Compensation Committee Meeting”), and has been certified by the Committee on or prior to the Post-Performance Period Compensation Committee Meeting, and (ii) shall be delivered only to the extent the 2012 Type B Restricted Stock Unit Performance Metric (as defined in the Employment Agreement) has been achieved during the period commencing on the November 15, 2012 and ending on November 15, 2015 (the “2012 Type B Restricted Stock Unit Performance Period”) and has been certified by the Committee at the Post-Performance Period Compensation Committee Meeting.

In addition to the vesting schedule provided above, this 2012 Type B RSU Award is subject to the accelerated vesting and payment provisions specified in the Employment Agreement.

The number of shares determined to be delivered by the Committee pursuant to this Type B RSU Award will be paid on the first Distribution Date following the Post-Performance Period Compensation Committee Meeting, but in no event later than the 409A Limit.

Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of your restricted stock units is accelerated in connection with your termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination and (y) the payment of such accelerated restricted stock units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of employment, then the payment of such accelerated restricted stock units otherwise payable to you during such six (6) month period will accrue and will be paid to you on the first Distribution Date (but in no event later than the 409A Limit) following the date six (6) months and one (1) day following the date of your termination of employment, unless you die following your termination of employment, in which case, the restricted stock units will be paid in shares of Common Stock to your estate as soon as practicable following your death.  It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the restricted stock units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.

Any dividends paid on the stock underlying this award, whether in stock or in cash, shall be credited to the shares underlying this award, and will be subject to the same conditions as the shares subject to the award.

Except as set forth above, you will have no shareholder rights with respect to the restricted stock unit shares until the applicable payment date.  The Company may impose any conditions on the restricted stock unit shares as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

You may elect to personally satisfy any tax withholding that may be due with respect to delivery of the shares subject to this award, provided that you (or your beneficiary or estate, if applicable) must give written notice to the Company of such election on or prior to each vesting date.  If no such election has been made, then you will be entitled to receive a number of shares net of any required tax withholding.  In either such case, the Company will issue certificates for the shares of Common Stock, as promptly as possible after satisfaction of the required tax withholding.

You should sign and return a copy of this letter to Hoyt Zia, the Company’s General Counsel.

Very truly yours,

HAWAIIAN HOLDINGS, INC.

By:	/s/ Crystal K. Rose
Name: Crystal Rose
Title: Chair, Compensation Committee of the Board of Directors

ACKNOWLEDGED AND ACCEPTED

By:	/s/ Mark Dunkerley
Mark Dunkerley

Dated: